UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 23, 2020

BLOW & DRIVE INTERLOCK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-55053 (Commission File Number)	46-3590850 (I.R.S. Employer Identification No.)

805, 8th Floor, Menara Mutiara Majestic, Jalan Othman, Petaling Jaya 46000, Selangor, Malaysia (Address of principal executive offices) (zip code)

+603 7783 1636 (Registrant’s telephone number, including area code)

  1427 S. Robertson Blvd.

Los Angeles, CA 90035

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered

None	None

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 2, 2020, The Doheny Group, LLC, an entity controlled by our sole officer and director, agreed to sell all of its common stock and Series A Preferred Stock (the “Shares”) pursuant to the terms of a Stock Purchase Agreement (the “Agreement”). Pursuant to the terms of the Agreement, the Doheny Group, LLC will sold 110,617,521 shares of our common stock and 1,000,000 shares of our Series A Preferred Stock to Song Dai. The shares represent approximately 84.83% of the issued and outstanding shares of our common stock, 100% of our Series A Preferred Stock, and 91.41% of the voting power of all securities of our company. The sale of the Shares consummated on October 23, 2020, and was purchased by Dai SONG with his personal funds. As a result of the acquisition, Mr. Song holds a controlling interest in the Company and may unilaterally determine the election of the Board and other substantive matters requiring approval of the Company’s stockholders.

Upon the consummation of the sale of the Shares, David Haridim, our Chief Executive Officer, President and director, resigned from all of his positions with the Company, effective October 23, 2020. His resignation was not due to any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Concurrently with such resignation, Dai SONG was appointed to serve as the Chief Executive Officer, Chief Financial Officer, Secretary and sole Director of the Company, until the next annual meeting of stockholders of the Company and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. None of the directors or executive officers has a direct family relationship with any of the Company’s directors or executive officers, or any person nominated or chosen by the Company to become a director or executive officer. Mr. Song will serve in his positions without compensation. The Company hopes to enter into a compensatory arrangement with each officer in the future.

The following is additional information regarding our sole director and executive officer.

Mr. Dai Song, age 59, has served as Director of Bru-Haas, a licensed Telecom Operator in Brunei since 2004 and Malaysia since 1998. He began his career at State Street Bank & Trust in Boston (1984-1986) handling custody services for Institutional Liquid Assets – Goldman Sachs.

From 1986 onwards, Mr. Song worked in Institutional Real Estate Development & Management in the Boston area.

In 1991, he returned to Malaysia and was a consultant for Arthur Andersen & Co and he left to form private companies in the telecoms and IT sectors. As a serial entrepreneur, in 1997, Mr. Song started Bru-Haas as a Telecom Wholesale Provider and has since expanded the network to North Asia, America, Middle East, and Africa.

In 2012, as part of a Joint Venture between Brunei International Gateway Sdn. Bhd. (now Unified National Networks) and Bru-Haas (B) Sdn Bhd, Mr. Dai Song was the Managing Director of BIG Singapore working with the consortium submarine cable networks of Asia America Gateway, South East Asia Japan Cable System as part of Brunei representation. The consortium members include SingTel, Google, Telstra, Telekom Malaysia, China Telecom, Bharti, China Mobile, PLDT, and other carriers.

Mr. Song received his Bachelor of Science Management (Finance and Accounting) in 1984 from the University of Massachusetts-Boston.

We believe that Mr. Song brings to the Board his deep telecom, finance, and business experience in the South East Asia region.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure provided in Item 2.01 above is incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 26, 2020	Blow & Drive Interlock Corporation
a Delaware corporation

/s/ Dai SONG
	By:	Dai Song
	Its:	Chief Executive Officer and Chief Financial Officer

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